SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

INFORMATION ARCHITECTS CORPORATION

(Exact Name of Registrant)

North Carolina	87-0399301
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1420 NW 23rd Avenue,

Ft. Lauderdale, FL 33311

(Address and Zip Code of Principal Executive Offices)

James B. Parsons

Parsons Law Firm

10900 NE 4th Street, Suite 2070

Bellevue, WA 98004

(Name and Address of agent for service)

(954) 561-7321

Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common	25,000,000	$0.07	$1,750,000	$187.25

(1)

Estimated for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) based upon the price of the options as set by the Board of Directors.

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

This Prospectus is part of a Registration Statement that registers a maximum of 25,000,000 shares of common stock, $.001 par value, of Information Architects Corp. (the "Company") for distribution through the Company's 2006 Stock Incentive Plan for Employees and Consultants ("the Plan"), as set forth below.  The duration of the Plan shall be for ten (10) years following the date of adoption unless earlier terminated by the Company's Board of Directions.  The Board of Directors may terminate the Plan at any time. At this time, no provisions exist for extending the duration of the Plan.

Title of Plan: Information Architects Corp. 2006 Stock Incentive Plan for Employees and Consultants.

Nature and Purpose: To provide employees and consultants of the Corporation and its Subsidiaries with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Corporation and its Subsidiaries, to join the interest of employees and consultants with the interest of the shareholders of the Corporation, and to facilitate attracting and retaining employees and consultants of exceptional ability.

Modification of the Plan:  The Board of Directors shall have the right, with or without approval of the shareholders of the Corporation, to amend or revise the terms of the Plan at any time; provided, however, that no such amendment or revision shall (i) without approval or ratification of the shareholders of the Corporation (A) increase the maximum number of shares in the aggregate which are subject to the Plan (subject, however, to the provisions of Paragraph 5), (B) increase the maximum number of shares for which any Participant may be granted stock under the Plan (except as contemplated by Paragraph 5), (C) change the class of persons eligible to be Participants under the Plan, or (D) materially increase the benefits accruing to Participants under the Plan, or (ii) without the consent of the holder thereof, change the stock price (except as contemplated by Paragraph 5) or alter or impair any stock which shall have been previously granted or awarded under the Plan.

Plan Administrators:   The Board of Directors of the Company shall designate members of the Compensation Committee (the “Committee”).  The Plan shall be administered by the Committee.  Subject to the provisions of the Plan, the Committee shall determine, from those eligible to be Participants under the Plan, the persons to be granted stock, the amount of stock to be granted to each such person, and the terms and conditions of any stock grant.  Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan, to make, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the Plan's administration.  Interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board of Directors of the Corporation, be final and conclusive.  A majority of the Committee shall constitute a quorum, and the acts approved by a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee.

Applicable ERISA Provisions: N/A

No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Securities to be Offered

The Plan shall offer no more than 25,000,000 shares of the Common Stock of the Company at Fair Market Value.  The Plan will only offer securities registered under Section 12 of the Exchange Act.

Employees Who May Participate in the Plan

The Company's Compensation Committee (the "Committee") is charged with the duty to determine and designate from time to time, in its discretion, those employees and consultants of the Company or any subsidiary to receive stock who, in the judgment of the Committee, are or will become responsible for the direction and financial success of the Company or any subsidiary; provided however that stock may be granted only to employees or consultants of the Company or of any subsidiary and, in the case of employees or consultants of a subsidiary, only if (i) the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of the subsidiary, and (ii) the subsidiary is a corporation.  For purposes of the Plan, employees shall include officers and directors who are also employees of the Company or any subsidiary.

Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

There is no stated period of time within which employees must elect to participate.

The initial and standard price per share of common stock to be issued directly shall be the Fair Market Value per share, but may be changed in each case by the Board, or its designee, from time to time. If the share price is changed, the Board, or its designee, shall determine the share price no later than the date of the issuance of the shares and at such other times as the Board, or its designee, deems necessary. The Board shall have absolute final discretion to determine the price of the common stock under the Plan. In the absence of such specific determination, the share price will be the Fair Market Value per share. "Fair Market Value" shall mean, if there is an established market for the Company's Common Stock on a stock exchange, in an over-the-counter market or otherwise, the Closing Bid Price of the Company's stock for the trading day which is the valuation date, provided that the Board may, in its discretion provide an alternative definition for Fair Market Value in the instrument granting the right. Unless otherwise specified by the Board at the time of grant (or in the formula applicable to such grant), the valuation date for purposes of determining the stock price shall be the date of grant. The Board may specify that, instead of the date of grant, the valuation date shall be a valuation period of up to ninety (90) days prior to the date of grant, and Fair Market Value for purposes of such grant shall be the average over the valuation period of the mean of the highest and lowest quoted selling prices on each date on which sales were made in the valuation period. If there is no established market for the Company's Common Stock, or if there were no sales during the applicable valuation period, the determination of Fair Market Value shall be established by the Board in its sole discretion, considering the criteria set forth in Treas. Reg. Section 20.2031-2 or successor regulations.

There is no restriction on the amount an employee or consultant may contribute to the plan.  The registrant will not be making any contributions to the plan.

The plan will make annual reports under the registrant's annual filing, as required by the Exchange Act.  Reports will be made available to all plan participants, as referenced above, either through the SEC's website or upon request to the registrant.

Securities available through the Plan will not be purchased in the open market.

Tax Effects of Plan Participation

Participants receiving shares will be subject to income at the time of receipt of those shares, since the Plan does not qualify under Section 422 of the Internal Revenue Code and may result in income to the shareholder.  If, upon receipt of shares, there shall be payable by the Company or a subsidiary any amount for income tax withholding, in the Committee's discretion, either the Company shall appropriately reduce the amount of Common Stock or cash to be delivered or paid to the Participant or the Participant shall pay such amount to the Company or Subsidiary to reimburse it for such income tax withholding.

The Plan is not a qualified plan as that term is defined under Section 401 (a) of the Internal Revenue Code. The Company shall not be entitled to any deduction in relation to the grant of any stock pursuant to the Plan, and the Company shall not be deemed to receive any other amounts except the price paid by the participant to exercise the option granted.

Investment of Funds

Participating employees may not direct any portion of the assets under the plan to more than one investment media.

Withdrawal from the Plan; Assignment of Interest

A Participant may withdraw from participation in the Plan by terminating his or her employment with the Company or subsidiary.

A Participant may not transfer stock granted under the Plan except by Will or through the laws of descent and distribution.

Forfeitures and Penalties

Unless the Committee provides otherwise, stock granted to a Participant under the Plan may be exercised only while the Participant is an employee or consultant of the Company or any subsidiary. The Committee may, in its sole discretion, permit the grant of stock granted to a Participant who's employment with the Company, or any subsidiary, has terminated, for a period not exceeding three (3) months following the date of termination, but only if the termination is not due to death or permanent disability of the Participation. Such an extension may be for not more than one (1) year following termination if termination is due to the death or permanent disability of the Participant. An extension may be for not beyond the expiration date of the grant with respect to Options.

Charges and Deductions and Liens Therefore

No charges and deductions will be made against employees participating in the plan or against funds, securities or other property held under the plan. No person has or may create a lien on any funds, securities, or other property held under the Plan.

Item 2.  Registrant Information and Employee Plan Annual Information

The document(s) containing the information specified in Part I of Form S-8 will be set or given to participants in the Information Architects Corp. 2006 Stock Incentive Plan for Employees and Consultants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Documents Incorporated By Reference

The following documents are incorporated by reference:

(a)

Annual Report on Form 10KSB filed April 17, 2006 and amended April 21, 2006;

(b)

Current Report on Form 8-K filed April 6, 2005; Current Report on Form 8-K filed June 1, 2005; Current Report on Form 8-K filed June 24, 2005; Current Report on Form 8-K filed June 27, 2005; Current Report on Form 8-K filed July 7, 2005; Current Report on Form 8-K filed November 17, 2005; Quarterly Report on Form 10-QSB filed May 20, 2005; Quarterly Report on Form 10-QSB filed August 22, 2005; Quarterly Report on Form 10-QSB filed November 14, 2005

All documents subsequently filed pursuant to Sections 13(a), 139c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable

Item 6.  Indemnification of directors and Officers

Our Bylaws provide for indemnification of each person who is or was a director and officer of the corporation to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision in North Carolina against all fines, liabilities, costs and expenses, including attorneys' fees, arising out of his or her status as a director, officer, agent, employee or representative.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit No.	Description
4	2006 Stock Incentive Plan for Employees and Consultants
5	Opinion re: legality
23.1	Consent of Independent Accountant
23.2	Consent of Counsel (included in Exhibit 5)

Item 9.  Undertakings

The undersigned Registrant hereby undertakes as follows:

1.

To file, during any period in which it offers or sells securities, a post effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

2.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the  undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on February 22, 2006.

INFORMATION ARCHITECTS CORP.

BY: /S/ Alfred Tracy

——————————————

Alfred Tracy

Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacity ad on the date indicated.

BY: /S/ Alfred Tracy

——————————————

Alfred Tracy

Director

THE PLAN

Pursuant to the requirements of the Securities Act of 1933, the Board of Directors has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on February 22, 2006.

Information Architects Corp. 2006 Stock Incentive Plan for Employees and Consultants

BY: /S/ Alfred Tracy

——————————————

Alfred Tracy

Director